Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aeroflex Holding Corp. and Subsidiaries:

We consent to the use of our report dated April 5, 2010 included in the registration statement on Form S-1 of Aeroflex Holding Corp. and Subsidiaries and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to the adoption of the authoritative guidance on uncertainty in income taxes in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Section 740-10 (previously FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”), effective July 1, 2007, and the adoption of the authoritative guidance on defined benefit and other post retirement plans in FASB ASC Section 715 (previously SFAS No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans), effective June 30, 2007. Our report also refers to the acquisition of all of the outstanding stock of Aeroflex Incorporated by Aeroflex Holding Corp., which has resulted in a different cost basis than that for the periods before the acquisition.

Melville, New York

June 8, 2010